Exhibit 2.2
AMENDMENT NO. 1 TO
MERGER AGREEMENT AND PLAN OF REORGANIZATION

This AMENDMENT NO. 1 to the MERGER AGREEMENT AND PLAN OF REORGANIZATION is entered into as of July 1, 2013 by and among Ascend Acquisition Corp. (“Ascend”), Ascend Merger Sub, LLC (“Merger Sub LLC”), Ascend Merger Sub, Inc. (“Merger Sub Inc.”), Kitara Media, LLC (“Kitara Media”), New York Publishing Group, Inc. (“NYPG”) and the persons executing the “Signing Holder Signature Page” attached hereto. Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Merger Agreement (as defined below).

WHEREAS, the parties entered into that certain Merger Agreement and Plan of Reorganization dated as of June 12, 2013 (the “Merger Agreement”) providing for the Mergers of Merger Sub LLC with and into Kitara Media and Merger Sub Inc. with and into NYPG; and

WHEREAS, in accordance with Section 11.11 of the Merger Agreement, the parties wish to amend certain terms and provisions of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendment to Clause (d) of Section 1.5. Clause (d) of Section 1.5 of the Merger Agreement is hereby amended in its entirety to read as follows:

“(d) At the Effective Time, all of the common stock of NYPG (“NYPG Common Stock”) issued and outstanding immediately prior to the Effective Time will automatically be canceled and extinguished and be converted, collectively, into the right to receive (i) an aggregate of 10,000,000 shares of Ascend Common Stock and (ii) a promissory note in the aggregate amount of $100,000 (“NYPG Seller Note”), in form and substance mutually and reasonably agreed to by Ascend, Kitara Media and NYPG, such NYPG Seller Note to bear interest at a rate equal to 1%, to be prepayable by Ascend at any time without penalty and to become due and payable, together with all accrued and unpaid interest, on January 1, 2014. Immediately following the conversion contemplated by this Section 1.5(d), 100% of the NYPG Common Stock, as the Surviving Subsidiary Inc., shall be issued to Ascend.”

2. Amendment to Include New Clause (h) of Section 1.5. Section 1.5 of the Merger Agreement is hereby amended to add the following provision as 1.5(h):

“1.5(h) NYPG Closing Cash. On the Closing Date, the NYPG Signing Holder shall be entitled to withdraw the amount of cash held by NYPG as reported on a balance sheet as of June 30, 2013 prepared in accordance with U.S. GAAP (defined below) on a basis consistent with the NYPG Draft Financial Statements.”

3. Amendment to Include New Section 6.19. The Merger Agreement is hereby amended to add the following Section 6.19:

“6.19 NYPG Promissory Note. Prior to the Closing, NYPG shall have cancelled on its books the shareholders’ loan in the aggregate principal amount of $310,463.77 as of May 31, 2013 (“NYPG Shareholders’ Loan”) and shall have executed a promissory note in the aggregate principal amount of $200,000 in favor of the holder of NYPG Common Stock (“NYPG Note” and together with the NYPG Seller Note, the “NYPG Notes”), in form and substance mutually and reasonably agreed to by Ascend, Kitara Media and NYPG, such NYPG Note to bear interest at a rate equal to 1%, to be prepayable by Ascend at any time without penalty and to become due and payable, together with all accrued and unpaid interest, on January 1, 2023.”

4. Amendment to Include New Clause (j) of Section 7.3. Section 7.3 of the Merger Agreement is hereby amended to add the following provision as 7.3(j):

“(j) NYPG Shareholders’ Loan and NYPG Notes. The NYPG Shareholders’ Loan shall have been cancelled and the NYPG Notes shall have been executed, all as provided for herein.”

5. Except as specifically provided in this Amendment No. 1, no provision of the Merger Agreement is modified, changed, waived, discharged or otherwise terminated and the Merger Agreement shall continue to be in full force and effect. This Amendment No. 1, together with the Merger Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Amendment No. 1 may be executed and delivered (including by facsimile) in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, this Amendment No. 1 has been duly executed and delivered by the duly authorized officers of the parties as of the date first written above.

ASCEND ACQUISITION CORP.

By:	/s/ Jonathan J. Ledecky
	Name:	Jonathan J. Ledecky
	Title:	Interim Chief Financial Officer

ASCEND MERGER SUB LLC

By:	/s/ Jonathan J. Ledecky
	Name:	Jonathan J. Ledecky
	Title:	Manager

ASCEND MERGER SUB INC.

By:	/s/ Jonathan J. Ledecky
	Name:	Jonathan J. Ledecky
	Title:	Chief Executive Officer

KITARA MEDIA, LLC

By:	/s/ Robert Regular
	Name:	Robert Regular
	Title:	CEO

NEW YORK PUBLISHING GROUP, INC.

By:	/s/ Robert Regular
	Name:	Robert Regular
	Title:	CEO

SIGNING HOLDER SIGNATURE PAGE

By his or its execution of this Amendment No. 1, the following Signing Holder, in his or its capacity as a member or stockholder of Kitara Media or NYPG, as the case may be, hereby approves and adopts this Amendment No. 1 and authorizes Kitara Media, its managers and officers or NYPG, its directors and officers, as the case may be, to take all actions necessary for the consummation of the Mergers and the other transactions contemplated hereby pursuant to the terms of this Amendment No. 1. Such execution shall be deemed to be action taken by the written consent of such Signing Holder for purposes of the DGCL and DLLCA, as the case may be.

/s/ Robert Regular
Signature

Name:	Robert Regular

Address:	525 Washington Avenue

Jersey City, NJ 26th Floor

SIGNING HOLDER SIGNATURE PAGE

By his or its execution of this Amendment No. 1, the following Signing Holder, in his or its capacity as a member or stockholder of Kitara Media or NYPG, as the case may be, hereby approves and adopts this Amendment No. 1 and authorizes Kitara Media, its managers and officers or NYPG, its directors and officers, as the case may be, to take all actions necessary for the consummation of the Mergers and the other transactions contemplated hereby pursuant to the terms of this Amendment No. 1. Such execution shall be deemed to be action taken by the written consent of such Signing Holder for purposes of the DGCL and DLLCA, as the case may be.

SELLING SOURCE, LLC

By:	/s/ Sam Humphreys
Name: Sam Humphreys
Title: Chairman

Selling Source, LLC
c/o London Bay Capital, LLC
15 Funston Street
San Francisco, CA 94104